                                                               EXHIBIT EX-99D.1.


                               ADVISORY AGREEMENT

         This Advisory Agreement ("Contract") is made as of the ________ day of ________, 2001, between AB FUNDS TRUST, a Delaware business trust ("Trust"), and SBC FINANCIAL SERVICES, INC. ("Adviser"), a nonprofit corporation organized under the laws of the State of Texas and registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act").

         WHEREAS the Trust is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as an open-end management investment company, and is authorized to offer for sale distinct series of shares of beneficial interest; and

         WHEREAS the Trust desires to retain the Adviser as investment adviser to furnish certain portfolio management services to the Trust with respect to the series of shares of beneficial interest of the Trust listed on Schedule A hereto, as such schedule may be amended from time to time (each a "Fund"), and the Adviser is willing to furnish such services;

         WHEREAS the Trust may desire to have one or more investment sub-advisers (each a "Sub-Adviser") provide investment advisory and portfolio management services with respect to each Fund or a designated portion thereof; and

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. The Trust hereby appoints the Adviser as investment adviser of the Trust and each FUND for the period and on the terms set forth in this Contract. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.


         2. Employment; Duties of the Adviser.

         (a) Subject to the supervision and direction of the Trust's Board of Trustees ("Board") and any written guidelines, policies and procedures adopted by the Trust, the Adviser will provide a continuous investment program for all or a designated portion of the assets ("Segment") of each Fund, including investment research and discretionary management with respect to all securities and investments and cash equivalents in each Fund or Segment. The Adviser will determine from time to time what investments will be purchased, retained or sold by each Fund or Segment. The Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for each Fund or Segment. The Adviser will provide services under this Contract in accordance with each Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement").

         (b) In accordance with each Fund's investment policies described in the Registration Statement, the Adviser is responsible for avoiding investment of Fund assets in any company that is publicly recognized, as determined by the
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Annuity Board of the Southern Baptist Convention ("Annuity Board"), as being in the liquor, tobacco, gambling, pornography or abortion industries, or any company whose products, services or activities are publicly recognized, as determined by the Annuity Board, as being incompatible with the moral and ethical posture of the Annuity Board. The Adviser will maintain a list of such prohibited companies and in its sole discretion will amend or supplement the list from time to time. The Adviser will provide the Sub-Advisers with such amendments or supplements on a timely basis.

         (c) The Adviser agrees that, in placing orders with brokers, it will seek to obtain the best net result in terms of price and execution; provided that, on behalf of each Fund, and in compliance with Section 28(e) of the Securities Exchange Act of 1934, the Adviser may, in its discretion, use brokers who provide the Adviser with research, analysis, advice and similar services to execute portfolio transactions, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser's determining in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. The Adviser agrees to provide the Trust periodically with reports or other information regarding brokerage and benefits received therefrom. In no instance will portfolio securities be purchased from or sold to the Adviser, any other investment sub-adviser that serves as sub-adviser to one or more series of the Trust, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder, or in accordance with an order of exemption received from the United States Securities and Exchange Commission ("SEC"). Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of a Fund and one or more other accounts advised by the Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

         (d) The Adviser will maintain all books and records required to be maintained pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions by the Adviser on behalf of each Fund or Segment, and will furnish the Board with such periodic and special reports as the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records that it maintains for a Fund are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Trust and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Trust any records that it maintains for a Fund upon request by the Trust.

         (e) All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the "Custodian"), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities due to or from a Fund or Segment, and the Adviser shall not have possession or custody thereof. The Adviser shall advise the Custodian and confirm in writing to the Trust and any other designated agent of the Fund, including the Administrator, all investment orders for the Fund placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Trust. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Adviser. The Trust shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Adviser


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shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Adviser to notify the Trust if the Custodian fails to confirm in writing proper execution of the instructions.

         (f) At such times as shall be reasonably requested by the Board, the Adviser will provide the Board with economic and investment analyses and reports as well as quarterly reports setting forth the investment performance of a Fund or Segment.

         (g) In accordance with procedures adopted by the Board, as amended from time to time, the Adviser will assist the Administrator and/or each Fund in determining the fair valuation of all portfolio securities held in a Fund or Segment and will use its reasonable efforts to arrange for the provision of valuation information or a price(s) from one or more parties independent of the Adviser for each portfolio security held in a Fund or Segment for which the Administrator does not obtain prices in the ordinary course of business from an automated pricing service.

         3. Retention of a Sub-Adviser. Subject to approval of the Board, the Adviser may retain one or more Sub-Advisers for a Fund, at the Fund's own cost and expense, to provide any or all of the services specified in Section 2 hereof with regard to any Fund or Segment thereof. In the event that the Adviser retains one or more Sub-Adviser(s) for a Fund, the following provisions apply:

         (a) Subject to the oversight and direction of the Board, the Adviser will provide to the Trust investment management evaluation services by performing initial reviews of prospective Sub-Adviser(s) for each Fund and supervising and monitoring performance of the Sub-Adviser(s) thereafter. The Adviser agrees to report to the Board the results of its evaluation, supervision and monitoring functions and to keep certain books and records of the Trust in connection therewith. The Adviser further agrees to communicate performance expectations and evaluations to the Sub-Adviser(s), and to recommend to the Board whether agreements with Sub-Adviser(s) should be renewed, modified or terminated.

         (b) The Adviser will be responsible for informing the Sub-Adviser(s) of the investment objective(s), policies and restrictions of the Fund(s) for which each Sub-Adviser is responsible, for providing the Sub-Adviser with all written guidelines, policies and procedures adopted by the Trust or the Adviser, for informing the Sub-Adviser(s) or ascertaining that it is aware of other legal and regulatory responsibilities applicable to the Sub-Adviser(s) with respect to the Fund(s) for which each Sub-Adviser is responsible, and for timely monitoring each Sub-Adviser's discharge of its duties, including general oversight of the voting of proxies by the Sub-Adviser(s); but the Adviser is not responsible for the specific actions (or inactions) of a Sub-Adviser in the performance of the duties assigned to it.

         (c) With respect to each Sub-Adviser for a Fund, the Adviser shall enter into an agreement ("Sub-Advisory Agreement") with the Sub-Adviser which shall be subject to approval in accordance with the 1940 Act, as modified by any order of exemption received from the United States Securities and Exchange Commission ("SEC").


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         (d) Each Fund shall be responsible for the fees payable to and shall pay the Sub-Adviser(s) of the Fund the fee as specified in the Sub-Advisory Agreement relating thereto.

         4. Further Duties. In all matters relating to the performance of this Contract, the Adviser will act in conformity with the Trust's Trust Instrument, By-Laws and Registration Statement and with all written guidelines, policies and procedures adopted by the Trust and applicable to the Funds and will comply with the requirements of the 1940 Act, the Advisers Act, and the rules under each, and all other applicable federal and state laws and regulations.

         5. Indemnification.

         (a) The Adviser shall indemnify the Trust or any of its trustees, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) ("Losses") incurred by the Trust by reason of or arising out of any act or omission by the Adviser under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence, gross negligence, willful misfeasance or bad faith of the Trust.

         (b) The Trust shall indemnify the Adviser or any of its directors, officers, employees or affiliates for all losses, damages, liabilities, costs and expenses (including legal) ("Losses") incurred by the Adviser by reason of or arising out of any act or omission by the Trust under this Contract, or any breach of warranty, representation or agreement hereunder, except to the extent that such Losses arise as a result of the negligence, gross negligence, willful misfeasance or bad faith of the Adviser or the Adviser's breach of fiduciary duty to the Trust.

         6. Representations, Warranties and Agreements of the Trust. The Trust represents, warrants, and agrees that:

         (a) The Adviser has been duly appointed by the Board of Trustees of the Trust to provide investment services to the Funds as contemplated hereby.

         (b) The Trust will deliver or cause to be delivered to the Adviser a true and complete copy of the Trust's Registration Statement as effective from time to time, and such other documents or instruments governing the investment of the Funds and such other information as reasonably requested by the Adviser, as is necessary for the Adviser to carry out its obligations under this Contract.

         7. Representations, Warranties and Agreements of the Adviser. The Adviser represents, warrants, and agrees that:

         (a) The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Contract remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Contract; (iii) has met and will seek to continue to meet for so long as this Contract remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Contract; (iv) has the authority to enter into and perform the services contemplated by this Contract; and (v) will promptly notify the Trust of the occurrence


                                                                               4
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of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser will also immediately notify the Trust if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, or any threat thereof, before or by any court, public board or body, involving the affairs of the Funds.

         (b) The Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of such code of ethics, together with evidence of its adoption and a certification that the Adviser has adopted procedures reasonably necessary to prevent violations of such code of ethics. Within thirty (30) days following the end of the last calendar quarter of each year that this Contract is in effect, a senior officer of the Adviser shall furnish to the Trust (a) a written report that describes any issues arising under the code of ethics or procedures during the relevant period, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to material violations; and (b) a written certification that the Adviser has adopted procedures reasonably necessary to prevent violations of the code of ethics. In addition, the Adviser shall (i) promptly report to the Board in writing any material amendments to its code of ethics; (ii) immediately furnish to the Board all material information regarding any violation of the code of ethics by any person who would be considered an Access Person under the Trust's and Adviser's code of ethics; and (iii) provide quarterly reports to the appropriate compliance officer on any material violations of the Adviser's code of ethics during the period so indicated. The Adviser shall permit the Trust, the Board, and/or the Trust's employees or agents to examine the reports required to be made to the Adviser by Rule 17j-1(c)(1) and all other records relevant to the Adviser's code of ethics.

         (c) The Adviser has provided the Trust with a copy of its Form ADV, which as of the date of this Contract is its Form ADV as most recently filed with the SEC and promptly will furnish a copy of all amendments to the Trust at least annually. Such amendments shall reflect all changes in the Sub-Adviser's organizational structure, professional staff or other significant developments affecting the Sub-Adviser, as required by the Investment Advisers Act of 1940.

         (d) The Adviser will notify the Trust of any change of control of the Adviser, including any change of its general partners, controlling persons or 25% shareholders, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of a Fund or senior management of the Adviser, in each case prior to such change if the Adviser is aware of such change but in any event not later than promptly after such change. The Adviser agrees to bear all reasonable expenses of the Trust, if any, arising out of such change.

         (e) The Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage equal to not less than $5,000,000.

         8. Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as its services under this Contract are not impaired thereby. Nothing in this Contract shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a Trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.


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         9. Confidentiality. Subject to the duty of the parties to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all material non-public information pertaining to the Funds and the actions of the Adviser, the Sub-Advisers and the Trust in respect thereof.

         10. Expenses.

         (a) During the term of this Contract, each Fund will bear all expenses, not specifically assumed by the Adviser, incurred in its operations and the offering of its shares.

         (b) Expenses borne by each Fund will include but not be limited to the following (or each Fund's proportionate share of the following): (i) the cost (including brokerage commissions) of securities purchased or sold by the Fund and any losses incurred in connection therewith; (ii) fees payable to and expenses incurred on behalf of the Fund by the Adviser under this Contract;
(iii) filing fees and expenses relating to the registrations and qualification of the Fund's shares and the Trust under federal and/or state securities laws and maintaining such registration and qualifications; (iv) fees and salaries, if any, payable to the Trust's Trustees and officers who are not interested persons (within the meaning of Section 2(a)(19) of the 1940 Act) of the Trust or the Adviser; (v) all expenses incurred in connection with the Trustees' services, including travel expenses; (vi) taxes (including any income or franchise taxes) and governmental fees; (vii) costs of any liability, uncollectible items of deposit and other insurance and fidelity bonds; (viii) any costs, expenses or losses arising out of a liability of or claim for damages or other relief asserted against the Trust or the Fund for violation of any law; (ix) legal, accounting and auditing expenses, including legal fees of special counsel for those Trustees of the Trust who are not interested persons of the Trust; (x) charges of custodians, transfer agents and other agents; (xi) costs of preparing share certificates, if any; (xii) expenses of setting in type and printing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials for existing shareholders;
(xiii) costs of mailing prospectuses and supplements thereto, statements of additional information and supplements thereto, reports and proxy materials to existing shareholders; (xiv) any extraordinary expenses (including fees and disbursements of counsel, costs of actions, suits or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees, agents and shareholders) incurred by the Trust or the Fund; (xv) fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; (xvi) costs of mailing and tabulating proxies and costs of meetings of shareholders, the Board and any committees thereof;
(xvii) the cost of investment company literature and other publications provided by the Trust to its Trustees and officers; (xviii) costs of mailing, stationery and communications equipment; (xix) expenses incident to any dividend, withdrawal or redemption options; (xx) charges and expenses of any outside pricing service used to value portfolio securities; (xxi) interest on borrowings of the Trust; and (xxii) fees or expenses related to license agreements with respect to securities indices.

         (c) The Adviser will assume the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are interested persons of the Trust.


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
         (d) The payment or assumption by the Adviser of any expenses of the Trust or a Fund that the Adviser is not required by this Contract to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Trust or a Fund on any subsequent occasion.

         11. Compensation.

         (a) For the services provided and the expenses assumed pursuant to this Contract, with respect to a Fund, the Trust will pay to the Adviser a fee, computed daily and paid monthly, at an annual rate as set forth on Schedule A hereto (as such schedule may be amended from time to time), expressed as a percentage of average daily net assets of the Fund.

         (b) The fee shall be computed daily and paid monthly to the Adviser on or before the first business day of the next succeeding calendar month.

         (c) If this Contract becomes effective or terminates before the end of any month, the fee for the period from the effective day to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

         12. Limitation of Liability of the Adviser. The Adviser shall not be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of its employee, partner, director or affiliate, if such act or omission involves willful misfeasance, bad faith or gross negligence, or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

         13. Limitation of Trust and Shareholder Liability. The Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument of the Trust and agrees that obligations assumed by the Trust pursuant to this Contract shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series of the Trust, the obligations hereunder of the Trust shall be limited to the respective assets of the Fund. The Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Trust or the Funds, nor any officer, director or trustee of the Trust, neither as a group nor individually.

         14. Duration and Termination.

         (a) This Contract shall become effective for each Fund upon the commencement of operations of the Trust, provided that this Contract has been approved for each Fund by a vote of the Board, including a majority of those Trustees of the Trust who are not parties to this Contract or interested persons of any such party ("Independent Trustees") cast in person at a meeting called for the purpose of voting on such approval, and by vote of a majority of the outstanding securities of each Fund.

         (b) Unless sooner terminated as provided herein, this Contract shall continue in effect until June 30, 2003. Thereafter, if not terminated, this Contract shall continue automatically from


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
year to year, provided that such continuance is specifically approved in accordance with the 1940 Act: (i) by a vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of each Fund.

         (c) Notwithstanding the foregoing, with respect to a Fund, this Contract may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund upon delivery of sixty (60) days' written notice to the Adviser and may be terminated by the Adviser at any time, without the payment of any penalty, upon delivery of sixty (60) days' written notice to the Trust. Termination of this Contract with respect to a Fund shall in no way affect the continued validity of this Contract or the performance thereunder with respect to any other Fund. This Contract shall terminate automatically in the event of its assignment.

         15. Additional Funds. In the event that the Trust establishes one or more series of shares with respect to which it desires to have the Adviser render services under this Contract, it shall so notify the Adviser in writing. If the Adviser agrees in writing to provide said services, such series of shares shall become a Fund hereunder upon execution of a new Schedule A and compliance with the requirements of the 1940 Act and the rules and regulations thereunder.

         16. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Contract as to a Fund shall be effective until approved (i) by the vote of a majority of the Independent Trustees, and (ii) by the vote of a majority of the outstanding voting securities of a Fund (unless the Trust receives an SEC order or no-action letter permitting it to modify the Contract without such vote or a regulation exists under the 1940 Act that permits such action without such vote).

         17. Governing Law. This Contract shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

         18. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Contract, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Contract is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation


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
or order. This Contract and the Schedule(s) attached hereto embody the entire agreement and understanding among the parties. This Contract may be signed in counterpart.

         19. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Adviser or the Trust upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Contract will be delivered by personal service, by postage mail - return receipt requested or by facsimile machine or a similar means of same day delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Adviser will be sent to the attention of ________________. All notices provided to the Trust will be sent to the attention of
____________________.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.


                                                AB FUNDS TRUST

                                                [ADDRESS]
Attest:

By:_____________________                        By:______________________
   Name:                                             Name:
   Title:                                            Title:



                                                SBC FINANCIAL SERVICES, INC.

                                                [ADDRESS]
Attest:

By:_____________________                        By:______________________
   Name:                                             Name:
   Title:                                                     Title:


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
                                                               EXHIBIT EX-99D.1.


                                 AB FUNDS TRUST
                          INVESTMENT ADVISORY AGREEMENT



                                   SCHEDULE A


              Series                                        Annual Fee
